1Q	   2Q	   3Q	4Q    Total FY2017
Affiliated Broker(s)	Total Commissions
% of Total Commissions

Transamerica Morgan Stanley Capital Growth VP
$1,041.22  $18.63  $-   $-    $1,059.85
BIDS	                $20,718
5.1157%